                                                                      EXHIBIT 11



                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (in millions, except per share amounts)


                                                                 YEAR ENDED LAST FRIDAY IN DECEMBER
                                                 ---------------------------------------------------------------------
                                                   2000             1999          1998          1997           1996
                                                   ----             ----          ----          ----           ----
                                                 (52 weeks)     (53 weeks)    (52 weeks)     (52 weeks)    (52 weeks)
NET EARNINGS                                      $  3,784        $ 2,693       $  1,271      $   1,928      $  1,674
Preferred stock dividends                               39             39             38             39            46
                                                 ----------      ---------     ----------    -----------    ----------
Net earnings applicable to common stockholders    $  3,745        $ 2,654       $  1,233      $   1,889      $  1,628
                                                 ==========      =========     ==========    ===========    ==========



WEIGHTED-AVERAGE BASIC SHARES OUTSTANDING            798.3          754.7          728.9          698.3         710.5

Effect of dilutive instruments:
    Employee stock options                            68.2           55.7           58.4           59.5          43.9
    FCCAAP shares                                     29.6           31.9           33.1           41.1          39.1
    Restricted units                                  15.3           11.1            9.8           10.5           9.5
    ESPP shares                                          -            0.1            0.1            0.1           0.1
    Convertible debt                                     -              -              -            0.3           1.3
                                                 ----------      ---------     ----------    -----------    ----------
DILUTIVE POTENTIAL COMMON SHARES                     113.1           98.8          101.4          111.5          93.9
                                                 ----------      ---------     ----------    -----------    ----------
TOTAL WEIGHTED-AVERAGE DILUTED SHARES                911.4          853.5          830.3          809.8         804.4
                                                 ==========      =========     ==========    ===========    ==========
BASIC EARNINGS PER SHARE                          $   4.69        $  3.52       $   1.69      $    2.70      $   2.29
                                                 ==========      =========     ==========    ===========    ==========
DILUTED EARNINGS PER SHARE                        $   4.11        $  3.11       $   1.49      $    2.33      $   2.03
                                                 ==========      =========     ==========    ===========    ==========



Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting and the 2-for-1 common stock split paid on August 31, 2000.

      Basic and diluted earnings per share are based on actual numbers before rounding.